Emmis Communications Corporation and Emmis Operating Company
40 Monument Circle, Suite 700
Indianapolis, IN  46204

Securities and Exchange Commission
450 Fifth Street, N.W
Washington, D.C. 20549

Ladies and Gentlemen:

Emmis Communications Corporation and Emmis Operating Company (together, the "Companies") have received a representation letter from Arthur Andersen LLP ("Andersen"), the Companies’ independent public accountants, in connection with the issuance of Andersen's audit report included within this filing on Form 10-K. In its letter,
Andersen has represented to us that its audit of the consolidated balance sheets of the Companies and their subsidiaries as of February 28, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the three years in the period ended February 28, 2002, were subject to Andersen's quality control system for the U.S accounting and auditing practice. Andersen provided this representation in order to give us reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the domestic and foreign audits and availability of national office consultation.

                                                                                        Very truly yours,

                                                                                        Walter Z. Berger
                                                                                        Executive Vice President,
                                                                                        Treasurer and Chief
                                                                                        Financial Officer